UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*


ACCO Brands, Inc.
_______________________________________________________________________________
(Name of Issuer)

Common Stock, Par Value $0.01 Per Share
___________________________________________________________
 (Title of Class of Securities)

00081T108
________________________________________________
(CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    X	Rule 13d-1(b)
	Rule 13d-1(c)
	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





(Continued on following pages (s))

Page  1  of   4   Pages
CUSIP No. 00081T108	13G	Page  2  of  4  Pages

 (1)  Names of Reporting Persons, S.S. or I.R.S. Ident. Nos. of Above Persons

	Sasco Capital, Inc.
______________________________________________________________________________

 (2)  Check the Appropriate Box if a Member of a Group*         (a)    /     /
  								      (b)   / X /
______________________________________________________________________________

 (3)  SEC Use Only

______________________________________________________________________________

 (4)  Citizenship or Place of Organization

	Fairfield, Connecticut
______________________________________________________________________________

Number of Shares 	(5)  Sole Voting Power
   Beneficially
   Owned by	1,068,759
   Each Reporting	_______________________________________________
   Person With	(6)  Shared Voting Power

	None
	_______________________________________________
	(7)  Sole Dispositive Power

	2,685,150
					_______________________________________________
					(8)  Shared Dispositive Power

	None
______________________________________________________________________________
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

	2,685,150
______________________________________________________________________________
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

______________________________________________________________________________
(11)  Percent of Class Represented by Amount in Row (9)

	5.1%
______________________________________________________________________________
(12)  Type of Reporting Person*

	IA

Page  3  of  4  Pages
Item 1(a)	Name of Issuer:

The issuer of the securities to which this statement relates is ACCO Brands, Inc.

Item 1(b)	Address of Issuers Principal Executive Offices:

		300 Tower Parkway
       Lincolnshire, IL  60069-3605

Item 2(a)	Name of Person Filing:

			Sasco Capital, Incorporated

Item 2(b)	Address of Principal Business Office:

			10 Sasco Hill Road
			Fairfield, CT  06824

Item 2(c)	Citizenship:

Sasco Capital, Inc. is a Connecticut corporation whose office is at Fairfield, Connecticut.

Item 2(d)	Title of Class of Securities:

			Common stock, par value $0.01 per share.

Item 2(e)	CUSIP Number:

			00081T108

Item 3		This statement is filed pursuant to Rule 13d-1(b) and the person filing:

			Daniel L. Leary, Secretary, for Sasco Capital, Inc.

Item 4		Ownership.

			None.


Page  4  of  4  Pages
Item 5		Ownership of 5% or less of a Class

			Not applicable.

Item 6		Ownership of More than 5% on Behalf of Another Person.

			Not applicable.

Item 7		Identification and Classification of the Subsidiary Which Acquired
			Security Being Reported on by the Parent Holding Company.

			Not applicable.

Item 8		Identification and Classification of Members of the Group.

			Not applicable.

Item 9		Notice of Dissolution of Group.

Item 10		Certification.

To the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



			_______________________________
			Daniel L. Leary
			Secretary
			February 3, 2006